Exhibit 99.2

         TECHLABS SET TO MOVE FORWARD ON TWO NEW BUSINESS OPPORTUNITIES

             New Opportunities in Caribbean Basin and South America
                       Come as a Result of Two-Year Effort

KNOXVILLE, Tennessee, June 6, 2006 - Techlabs, Inc. (OTC Bulletin Board: TELA) announced today that as a result of its two-year effort to research and develop business opportunities in the Caribbean basin and South America, it is now in a position to move forward with two new potential ventures.

First, the company has entered into contract negotiations for an approximate 26,000 square-foot property located on Margarita Island, a Caribbean island of Venezuela, which will serve as its first micro-resort property. The company intends for the facility to serve as a destination for high-end vacations, catering to the adults-only market segment. Margarita Island, a part of the Minor Antilles chain, is situated only about 15 miles off the northern coast of Venezuela and is well known for the high quality of its beaches.

Second, the company has entered into an initial stage of negotiations to acquire Venezuelan-based Corporacion SportAlum C.A. (SportAlum), corporate website: www.sportalum.com, and will shortly commence a full due-diligence effort with respect to structuring a purchase transaction with SportAlum's principals. SportAlum specializes in the fabrication, sale and installation of sport seating solutions for stadiums, arenas and other sports and entertainment facilities around the world. Techlabs intends to complete its initial due-diligence efforts before the end of June, with an eye towards entering into definitive purchase agreement by the end of July.

Techlabs recently announced that it entered in a joint venture agreement with the controlling shareholder of SportAlum for the import into the United States of aluminum extrusions in a variety of custom shapes. Techlabs intends to resell the aluminum extrusions to a variety of companies engaged in the manufacture of home building materials and products, including window and door frames and assemblies. Techlabs, through a recently formed subsidiary, Caribe Commodities, has placed an initial order on behalf of U.S.-based clients to be delivered within 45 to 60 days.

About Techlabs

Techlabs is a developer of emerging businesses. The Company's primary focus is centered on developing business opportunities in the Caribbean basin and South America, with an emphasis on the micro-resort segment of the hospitality industry.

This press release contains forward-looking statements, some of which may relate to Techlabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Techlabs, Inc.'s filings with the Securities and Exchange Commission.